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                                                                      Exhibit 34


CONTACT:    U.S. Shoe Corporation                      Luxottica Group S.p.A.
            Robert M. Burton                           Felicia Vonella
            Director of Corporate Communications       Dewe Rogerson Inc.
            (513) 527-7471                             (212) 688-6840
                                                              or
                                                       Mark Harnett
                                                       MacKenzie Partners, Inc.
                                                       (212) 929-5877


FOR IMMEDIATE RELEASE

U.S. SHOE AND LUXOTTICA GROUP WILL ADJOURN 831 MEETING TO LATER DATE

                 MILAN, ITALY AND CINCINNATI, OHIO - April 20, 1995 - The United States Shoe Corporation (NYSE-USR) and Luxottica Group S.p.A. (NYSE-LUX) today announced that, when the special meeting of shareholders to approve Luxottica's proposed acquisition of U.S. Shoe shares under Ohio law is convened on Friday, April 21, they will move jointly to adjourn the meeting to a later date, which date will be announced at the meeting on April 21.

In accordance with the provisions of applicable Ohio law, U.S. Shoe shareholders of record at the close of business on Tuesday, March 21, 1995 will continue to be entitled to vote at the adjourned meeting.